Exhibit 99.2
P R E S S   R E L E A S E

Splunk Names Gary Steele Chief Executive Officer

Visionary Software and Cybersecurity Leader to Take Splunk into its Next Chapter of Growth

SAN FRANCISCO, March 2, 2022 – Splunk Inc. (NASDAQ: SPLK), the data platform leader for security and observability, today announced that Gary Steele has been appointed Chief Executive Officer of Splunk, and as a member of the company’s Board of Directors, effective April 11, 2022.

Steele is a highly regarded technology executive with over 30 years of experience and a proven track record of successfully scaling SaaS operations and growing multi-billion dollar global enterprises. Steele was the founding CEO of Proofpoint, and over the past two decades, he led the company’s growth from an early-stage start-up to a leading, publicly traded security-as-a-service provider to some of the world's best known organizations. As a public company, Proofpoint had a long history of strong growth combined with compelling free cash flow. Prior to Proofpoint, Steele was CEO of Portera and held various leadership roles at Sybase, Sun Microsystems and Hewlett-Packard.

“Gary is a visionary leader whose software and cybersecurity expertise, deep understanding of SaaS and recurring revenue models, and unwavering commitment to driving innovation and customer success on a global scale will be invaluable to Splunk on our path to $5 billion and beyond,” said Graham Smith, Interim CEO and Chair of Splunk. “We’re thrilled to welcome Gary to the Splunk team, and look forward to working with him to further scale the business and extend the value we provide our customers and partners.”

“Splunk has built one of the most respected brands in tech and is at the forefront of security and observability. I’m honored to join the company at such an important moment – for both Splunk and the industry,” said Steele. “I’ve dedicated my career to helping companies around the world safeguard their data, systems and infrastructure, and know firsthand how critical Splunk’s products and solutions have become to customers as they navigate hybrid, multi-cloud environments with increasingly complex attacks and threat actors. Splunk is executing against a tremendous opportunity, and I look forward to working with the team to ensure the business reaches its full potential.”

Steele continued, “Splunk has incredible talent and an innovative and customer-centric ethos. I can’t wait to get started and earn the right to call myself a Splunker.”

In connection with this announcement, Graham Smith, who has served as Interim CEO since November 2021, will return to his role as Chair of the Splunk Board when Steele joins the company.

“We thank Graham for his leadership as Interim CEO while the Board conducted its search for Splunk’s next CEO,” said Steve Newberry, Lead Independent Director of the Splunk Board. “The Board is focused on ensuring a seamless transition and remains committed to driving long-term value for our stockholders.”

Fourth Quarter and Fiscal Year 2022 Earnings

In a separate press release issued today, Splunk announced its fourth quarter and fiscal year 2022 financial results. Splunk’s executive management team will host a conference call today, March 2, 2022, at 1:30 p.m. PT (4:30 p.m. ET) to discuss results.

About Gary Steele

Gary Steele is an experienced technology industry executive who has served as founding CEO of Proofpoint since 2002. Prior to Proofpoint, Steele was CEO of Portera and held various leadership roles at Sybase, Sun Microsystems and Hewlett-Packard. Steele currently serves on the Boards of Directors of Upwork, a public technology company, as well as Malwarebytes, Synack and Modmed, three private companies. Steele also serves as a Trustee and Director at the San Francisco Museum of Modern Art. Steele holds a Bachelor’s of Science in Computer Science from Washington State University.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our organizational changes, our goals and earnings. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including those described in the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2021, which is on file with the U.S. Securities and Exchange Commission (“SEC”) and Splunk’s other filings with the SEC. Splunk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Splunk Inc.

Splunk Inc. (NASDAQ: SPLK) helps organizations around the world turn data into doing. Splunk technology is designed to investigate, monitor, analyze and act on data at any scale.

Splunk, Splunk>, Data-to-Everything and Turn Data Into Doing are trademarks and registered trademarks of Splunk Inc. in the United States and other countries. All other brand names, product names, or trademarks belong to their respective owners. © 2022 Splunk Inc. All rights reserved.

Contacts

Media Contact
Mara Mort
Splunk Inc.
press@splunk.com

Investor Contact
Ken Tinsley
Splunk Inc.
ir@splunk.com